WORKING  CAPITAL  BUDGET
------------------------

     (Use  of  Proceeds)
     -------------------

1.     Registration  fee  --  Secondary  Senior  Note  Offering1       $100,000

2.     Legal,  accounting,  attendant  fees  --  Secondary-offering     100,000

3.     Commissions  --  Placement  of  stock  issuance                  100,000

4.     Attendant  costs  (blue  sky,  printing,  etc.) stock offering    50,000

5.     Establishment  --  Chicago  office  --  First  year  budget  --
       Rent,  salaries,  office  expenses,  telephone,  electricity,  marketing
                                                                        350,000

6.     Advancements  on  salaries  and  commitments  per  Senior  Note offering2
                                                                        300,000
                                                                          -----

                                                           Total     $1,000,000


1     Registration  fee  is  $100,000  for  400,000,000  Senior  Note  offering.

2     May  be  necessary  to  secure  top contacts and principals while awaiting
Senior  Notes  sales.



     CAVEAT
     ------

There is no minimum on stock offering. First proceeds -- less commissions -- will be targeted to gaining registration fee for Senior Notes offering of 400,000,000 ($100,000). Balance will be used in order shown.